Exhibit 99.1

FOR IMMEDIATE RELEASE

CORNELL TO LEAVE SAFEWAY

Investor Contacts:	Melissa Plaisance (925) 467-3136
Julie Hong (925) 467-3832
Media Contact:	Brian Dowling (925) 467-3787

Pleasanton, CA – (BUSINESS WIRE) – May 9, 2007 – Safeway Inc. (NYSE:SWY) today announced that Brian Cornell, Executive Vice President and Chief Marketing Officer, has decided to leave the company effective June 1, 2007 to actively pursue a search for the top leadership role at another company.

“Brian has contributed significantly to Safeway over the last three years and enhanced our ability to profitably build our sales,” said Steve Burd, Chairman, President and CEO.

“He came to Safeway at a time of transformation, and has played a key role in our success,” continued Burd. “His accomplishments include reorganizing and energizing our centralized marketing, merchandising and supply chain functions to improve their effectiveness, enhancing our capability to develop and utilize consumer and shopper insights, and building our brand. We are fortunate that he has built an outstanding team that is very well prepared to continue to build on our current momentum.”

“I thoroughly enjoyed the last few years I spent at Safeway,” said Brian Cornell. “I had the opportunity to work with a top notch executive team and to lead and develop a marketing team that is second to none. I depart Safeway as a huge fan of the strategy, the brand and the organization. While I am ready to pursue the next step in my career, I believe that Safeway is very well positioned to continue to thrive and grow for years to come.”

Upon Cornell’s departure, and until a successor is named, the marketing organization will report directly to Steve Burd.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,755 stores in the United States and Canada and had annual sales of $40.2 billion in 2006. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.